                                                                   EXHIBIT 10.27

                                                   CONFIDENTIAL PORTIONS OF THIS
                                                   EXHIBIT MARKED [  ] HAVE BEEN
                                                   OMITTED AND FILED SEPARATELY
                                                   WITH THE SECURITIES AND
                                                   EXCHANGE COMMISSION


                            THE GENERICS GROUP, B.V.



                                                                  April 30, 1993


       Pharmaceutical Resources, Inc.
       One Ram Ridge Road
       Spring Valley, New York  10977

       Attention:  Kenneth Sawyer, President

       Dear Ken:

                 We are writing to confirm our agreement on the following matters:

       New Products
       ------------

             The Generics Group B.V. and its affiliates (collectively referred to herein as "Amerpharm") will appoint Pharmaceutical Resources, Inc. and its affiliates (collectively referred to herein as "Par") as its exclusive U.S. distributor for the products listed on Schedule A hereto (collectively the "New Products").

             Subject to the following provisions, definitive distribution agreements and related documentation to be entered into in furtherance of this Letter Agreement with respect to the New Products (collectively the "Distribution Agreements") shall be upon substantially the same terms and conditions as those previously executed and delivered in connection with the distribution arrangements between our affiliate, Genpharm, Inc. and Par for Piroxicam and Pindolol (the "Prior Transaction"). Capitalized terms used herein and not defined herein shall have the meanings given the Prior Transaction.

             While the Distribution Agreements will be executed and delivered in advance, the obligations of the parties thereto thereunder will only become effective (on a product by product basis) upon the appropriate approval letters being issued in respect of ANDAs as filed by Amerpharm in respect of the New Products.

             With the exception for Product 1 and certain Substantial Customer sales, Gross Profits (as defined in the Prior Transaction) will be
       allocated [  ]% to Amerpharm and [   ]% to Par (except on Excluded
       Contracts [as defined in the Prior Transaction] where the allocation will
       be [          ] and except that the first [   ] million of aggregate
       Gross Profits from Net Sales of the New Products will be allocated [   ]
       to Amerpharm and [   ]% to Par).

             The Distribution Agreements will also provide that if, after the expiry of six months from the initial shipment of a New Product in a commercial quantity to you, you
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Pharmaceutical Resources, Inc.
April 30, 1993
Page 2


       have not sold any of that product to a Substantial Customer (as defined below) or Par at any time has received notice or other reasonably reliable information ("Termination Notice") indicating that such Substantial Customer will not reorder a New Product, Amerpharm,a at its option, may give you thirty days (ninety days in the case of a Termination Notice) prior written notice of its intention to sell such New Product to the named Substantial Customer in question, or, as the case may be, have had the Termination Notice rescinded within the notice period, Amerpharm will be free to sell the Product in question to that Substantial Customer directly. In the event Amerpharm shall determine to sell such Product to such Substantial Customer, it shall, in the following order of priority, (i) sell, package and deliver such Product itself directly to such Substantial Customer, (ii) to the extent practicable, put the order from such Substantial Customer through Par (for repackaging and/or distribution or otherwise) or (iii) if Par, in its discretion, refuses or it shall be impracticable for Amerpharm to put such order through Par, sell, package and deliver such Product to such Substantial Party through a third party. In the event of (ii) above, the Gross Profits from such sale will be allocated [ ]% to Amerpharm and [ ]% to Par. In the event of (i) or (iii) above, the Gross Profits from such sale shall be allocated [ ]% to Amerpharm and [ ]% to Par.

             "Substantial Customer" shall mean any chain, wholesaler or other purchaser having significant combined purchasing power and constituting one of the top 100 generic drug purchasers in the United States.

             Gross Profits from Net Sales of Product 1 will be allocated [ ]% to Amerpharm, [ ]% to Par until the earlier of two years from the first commercialization of the product by Par and the date that other generic competition commences selling the same product in the market and thereafter Gross Profits will be allocated [ ]% to Amerpharm and [ ]% to Par (subject to the other exceptions herein described).

             The Distribution Agreements shall contemplate the following Product's Sales Thresholds (as that term is defined in the Prior Transaction) in respect of the following New Products:

             (a)  for Product 1 (i) for the first twelve months ("Year 1")
                  commencing on the Commencement Date, the sum of (A) [       ]
                  multiplied by the number of months ("NonComp Months") during Year 1 for which there is no generic competition plus (B) [
                  ] multiplied by the number of months ("Comp Months") in Year 1 for which there is generic competition, (ii) for the second twelve months ("Year 2") after the Commencement Date (subject
                  to the following proviso) the sum of (A) [       ] multiplied
                  by the number of NonComp Months in Year 2 plus (B) [
                  ] multiplied by the number of Comp Months in Year 2,a (iii) for the third twelve months, 80% of the number of Annualized Units (as defined below) sold in the
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Pharmaceutical Resources, Inc.
April 30, 1993
Page 3
                  preceding twelve months and (iv) for each twelve month period thereafter, 90% of the number of units sold in the preceding twelve months; provided, however, that if any generic competition shall commence in Year 1, the threshold for Year 2 shall be as set forth in (iii) above and the threshold for all succeeding periods as will be set forth in (iii) above and the threshold for all succeeding periods as will be set forth in
                  (iv) above.

             For purposes hereof, "Annualized Units" shall mean (a) with respect to any twelve month period consisting of only NonComp Months, the number of units sold in such twelve-month period and (b) with respect to any other twelve month period, the number of units which would be required to be sold in such twelve month period in order to meet the applicable threshold therefor if such period consisted solely of Comp Months.

             (b)  for Product 3 (i) [    ] in the first twelve month period
                  commencing on the Commencement Date; (ii) eighty percent of the number of units sold in such initial twelve-month period for the second twelve month period and (iii) for each twelve month period thereafter, ninety percent of the number of units sold in the preceding twelve month period.

             With respect to the other New Products, the Product Sales Threshold shall be as set forth in (b) above except that the following shall be used for purpose of (b)(i) above:

                       Product 2      [      ]
                       Product 4      [      ]
                       Product 5      [      ]

             It is understood and agreed that the Distribution Agreement shall provide that Par shall use reasonable efforts to develop a market for and sell the New Products in the United States, such efforts to be at least as good as those used by Par in relation to their other products and that the satisfaction of a Product Sales Threshold in respect of a New Product for a period shall only be a prima facie evidence that Par has satisfied
                                    -----------
       its obligation to use reasonable efforts, as aforesaid, in respect of such period.

             The Distribution Agreements shall also contemplate that if a pharmaceutical company carrying on business in the United States (the "Competitor") acquires securities of Pharmaceutical Resources, Inc. or either of its subsidiaries, Para Pharmaceutical, Inc. or PRX Distributors, Ltd., to which are attached more than fifty percent of the votes attaching to all of its outstanding securities having full voting rights under all circumstances, or which otherwise provide it with de
                                                                          --
       facto control, or acquires all or substantially all of the operating
       -----
       assets of Par Pharmaceuticals, Inc. and the Competitor or any

Pharmaceutical Resources, Inc.
April 30, 1993
Page 4

       of its affiliates is marketing a product which directly competes with the New Products or any other products which Par is then marketing or is under a commitment to market on behalf of Amerpharm, then, Amerpharm shall have the right to convert Par to a non-exclusive distributor of the affected New Products or products upon terms similar to those in the Prior Transaction for the conversion of Par from an exclusive to a non-exclusive distributor for failure to satisfy a Product Sales Threshold. In the event of any such conversion, Par's obligations with respect to market development and sales of the affected product will be to use reasonable efforts consistent with efforts used in relation to other Par Products, taking into consideration the changed circumstances then obtaining; provided, however, that if Amerpharm, in its discretion, is
                  --------  -------
       not satisfied with the results of Par's efforts at any time, it may terminate the agreement with respect to such product on 60 days' written notice.

       Warrants
       --------

             In consideration of Amerpharm entering into this Letter Agreement and the above-captioned Distribution Agreements in furtherance hereof, Pharmaceutical Resources, Inc., has agreed to grant to Amerpharm a warrant to acquire 150,000 common shares of Pharmaceutical Resources, Inc. at a price equal to $10 per share.

             The warrant as to 100,000 shares will become vested upon Par
       achieving aggregate sales of the New Products of $[     ] million and the
       balance of the shares will become vested when Par's sales of these
       products reaches $[     ] million.  The terms of the warrant will be
       substantially similar to those contained in the Warrant Agreement which was executed and delivered in connection with the Prior Transaction (the "Warrant Agreement"). The price to Amerpharm for the option shall be the
       sum of $[     ] which price shall be satisfied by the allocation of Gross
       Profits on the first $[     ] million of New Products sales (i.e., that
       Amerpharm has foregone $[     ] of profit by reducing its share of Gross
       Profits from [  ]% to [  ]% in respect of the first $[     ] million of
       Gross Profits).

       Additional Products of Amerpharm
       --------------------------------

             Amerpharm shall have the right to require Par to distribute in the United States on behalf of Amerpharm up to fourteen additional products (the "Additional Products") upon the following terms and the parties shall incorporate the terms herein contemplated and the terms relating to the sharing of profit (as defined below) from Third Party Products and from Captopril as contemplated beloW, into a definitive agreement or agreements (the "Additional Products Agreement") which shall be executed and delivered simultaneously with the Distribution Agreements.

Pharmaceutical Resources, Inc.
April 30, 1993
Page 5

             Within three months from the date hereof, Amerpharm shall deliver to Par a list of up to the fourteen Additional Products, which list shall include only products in solid dosage form, but shall not include the products listed on product list ("List") signed by the parties which List and the Additional Products list the parties agree to keep confidential. At any time prior to the first anniversary of the date on which the Additional Products list is delivered, Amerpharm shall be entitled to replace, from time to time, up to four products in the aggregate named on the Additional Products list (which Amerpharm, acting reasonably, determines to be a problem product) with another product (which again is in solid dosage form and does not appear on the List) and provided Par, at the time of being notified of the proposed substitution, has not commenced in a substantial way (and is continuing diligently) to develop such product nor has it entered into an agreement with a third party to distribute such product on behalf of the third party. The product so substituted shall be treated as an Additional Product (notwithstanding that is was not initially included on the Additional Product list for which it was substituted shall thereupon cease to be an Additional Product.

             Par will distribute exclusively for Amerpharm (as Amerpharm's exclusive distributor in the United States) the Additional Products upon the same terms as are contemplated above for the New Products (on a [
       ] basis, subject to Excluded Contracts and Significant Customer exceptions contemplated above provided that the Product Sales Threshold for each such product shall be established in a manner contemplated below) provided that Amerpharm diligently proceeds to develop, test and obtain regulatory approval of the manufacture, importation and sale thereof in the United States, within time periods specified in the Additional Products Agreement to be executed in furtherance hereof or, failing agreement of the parties as to such time periods, within such reasonable period of time as shall reasonably be required to obtain such approvals having regard to the circumstances and the diligent and good faith efforts made by Amerpharm to obtain same.

             The Product Sales Threshold for each Additional Product for the first twelve months after the Commencement Date shall be the aggregate of, as applicable:

             (i) 25% of the total market units (both brand name and generic) of such product sold in the United States for the period within the first twelve months that such Additional Product of Amerpharm is the only generic product being marketed in the United States;

             (ii) 10% of the total market units (both brand name and generic) of such product sold in the United States for the period within the first twelve months where there are not more than two

Pharmaceutical Resources, Inc.
April 30, 1993
Page 6

                  other competitive generic products (including Amerpharm's Additional Product) being marketed in the United States;

             (iii)5% of the total market units (both brand name and generic)
                  of such product sold in the United States for the period within the first twelve months where there are more than two other competitive generic products (including Amerpharm's Additional Product) but less than 5 being marketed in the United States;

             (iv) 1% of the total market units (both brand name and generic) of such product sold in the United States for the period within the first twelve months in any case not contemplated in (i),
                  (ii) or (iii) above.

       Second year thresholds will be 80% of the annualized number of units required to have been sold by Par in the first twelve months on the assumption that the competition which existed in such last month of such twelve month period existed for the entire initial twelve months. For the third year and each succeeding year, the thresholds will be 90% of the number of units sold in the year preceding it. Notwithstanding the foregoing, at the time each Additional product is designated the parties shall consider the particular circumstances then existing with respect to such Additional Product in order to determine whether adjustments should be made to the above thresholds.

       Third Party Products
       --------------------

             If Amerpharm introduces Par to a third party (for whom Par is not then distributing any products at the time of the introduction and has not distributed a product for such third party within the prior two years) who agrees to use Par for the distribution of a product in the United States and Par, directly or indirectly, enters into an agreement with such third party for the distribution of that product (and/or within two years of such introduction, directly or indirectly, enters into or is negotiating (and subsequently enters into) any other agreement to distribute any other products of such third party) then Par shall split profits earned from the distribution of those products with Amerpharm on
       a [     ] basis.  Once introduced to Par, Amerpharm will not introduce such third party to any other party for marketing the same product in the United States so long as Par is diligently and in good faith negotiating the agreement. For purposes hereof, "profits" shall mean the net revenue of Par from the distribution of products minus, without duplication, (i) Par's direct out-of-pocket costs in connection with the distribution of such products (including, without limitation, acquisition costs (including net duties), royalties, testing, promotion, packaging, labeling, shipping and any other out-of-pocket costs it incurs in connection with the agreement), (ii) a reasonable allowance for over

Pharmaceutical Resources, Inc.
April 30, 1993
Page 7
       head (in an amount to be specified in the agreement with Amerpharm but not to exceed 2% of sales of such products by Par) and (iii) any other payments (not specifically referred to or contemplated above) which it makes to the third party for the product on account of such sales.

       Joint Products
       --------------

             Par and Amerpharm shall each endeavor, in good faith, to independently develop and file an ANDA seeking regulatory approval to market the products set forth on Schedule B ("Joint Products") hereto in the United States. If Par files and receives an ANDA on a Joint Product prior to any filing by Amerpharm, the parties shall have no further rights or obligations to each other with respect to such Joint Product. If Amerpharm files and receives an ANDA on a Joint Product prior to Par filing, such Joint Product shall be treated as an Additional Product for
       purposes hereof with profits to be split [     ] to Amerpharm and [     ]
       to Par. If both parties have filed on a Joint Product, and one receives an ANDA and final FDA marketing clearance ("Clearance"), such Joint Product will be manufactured (by the ANDA and Clearance holder) and marketed by Par under the first issued ANDA and Clearance thereon and the party to whom such ANDA and Clearance is first issued shall receive [
       ] of profits thereon and the other party shall receive [     ].  If
       problems arise with the ANDA in use with respect to a Joint Product as the result of which the parties utilize an ANDA and Clearance issued to the other, the percentage split of profits and manufacturing obligations will reverse. For purposes hereof, "profits" shall mean the net revenue of Par from the distribution of products minus, without duplication, (i) Par's direct out-of-pocket costs in connection with the distribution of such products (including, without limitation, acquisition costs (including net duties), royalties, testing, promotion, packaging, labeling and shipping, (ii) a reasonable allowance for overhead related to distribution (the amount to be specified in the agreement with Amerpharm but not to exceed 2% of sales of such products by Par) and
       (iii) the fully loaded manufacturing cost for manufacturing the product (which shall be paid to whichever of Par of Amerpharm manufactures the product pursuant to the regulatory approval) determined in accordance with generally accepted accounting principles and the usual business practices of such party, consistently applied.

       Fixed Price Contracts
       ---------------------

             Where Par has entered into a fixed price contract to supply a Amerpharm product for which Amerpharm may be liable for excess re-procurement costs if it fails to deliver the required product and Par fulfills their contract to their customer by sourcing the products from a third party (which sourcing was required because of Amerpharm's inability to deliver the product), any profit (being revenue less out-of-pocket costs and expenses) which Par earns from
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Pharmaceutical Resources, Inc.
April 30, 1993
Page 8

       its fulfillment of such contract shall be split [     ] between Par and
       Amerpharm.

       Amending Prior Transactions
       ---------------------------

             The distribution agreement executed and delivered in respect of the Prior Transactions shall be amended to (i) correct any typographical errors or omissions in such agreement including incorrect cross-references, (ii) to add the provisions herein contemplated for the Fixed Price Contracts, for Substantial Customers and for the right of Amerpharm's affiliate, Genpharm Inc. to convert Par into a non-exclusive distributor upon a pharmaceutical company acquiring the shares or assets of Par as hereinabove contemplated and the parties shall execute and deliver an amending agreement (the "Amending Agreement") amending the terms of the distribution agreement as herein contemplate.

                                     * * *

             It is understood and agreed that the terms of this Letter Agreement shall be legally binding upon us and shall regulate the conduct of negotiations for finalization of the Distribution Agreements, the Warrant Agreement, if applicable, the Additional Products Agreement, if necessary, and the Amending Agreement (collectively, the "Definitive Agreements"). Upon signing this Letter Agreement we shall both negotiate in good faith and as expeditiously as possible the detailed terms of the Definitive Agreements, which shall include the provisions based on the terms outlined in this Letter Agreement. During negotiations for the Definitive Agreements the parties shall conduct business according to the terms of this Letter Agreement to the extent practicable. Each party shall bear its own costs and expenses relating to the negotiation and execution of the Definitive Agreements and shall share the costs of any mediator.

             Please confirm your agreement with the foregoing by singing and returning to the undersigned the duplicate copy of this letter enclosed herewith.

                                        THE GENERICS GROUP B.V.
                                        by its authorized signatory


                                        Name: /s/ T. Tabatznik
                                              ----------------

                                        Title:  Director
                                                --------------
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Pharmaceutical Resources, Inc.
April 30, 1993
Page 9

                              Accepted and Agreed

                              PHARMACEUTICAL RESOURCES, INC.
                              by its authorized officer


                              Name:     /s/Kenneth I Sawyer
                                        -------------------

                              Title:    President
                                        -------------------

                              Date:     May 8, 1993
                                        -------------------

Pharmaceutical Resources, Inc.
April 30, 1993
Page 10

                                   SCHEDULE A
                                   ----------

                                  New Products
                                  ------------


       Product
       -------

          [                        ]

Pharmaceutical Resources, Inc.
April 30, 1993
Page 11

                                   SCHEDULE B
                                   ----------

                            [                     ]
                            [                     ]

                                      LIST
                                      ----

       Re:  Letter Agreement dated April 30, 1993, between The Generics Group
            -----------------------------------------------------------------
            B.V. and Pharmaceutical Resources, Inc. (the "Letter Agreement")
            ----------------------------------------------------------------


          The following is the List referred to in the second paragraph under the heading "Additional Products of Amerpharm" on page 4 of the Letter
       Agreement:

       1.    [                    ]

       2.    [                    ]

       3.    [                    ]

       4.    [                    ]

       5.    [                    ]

       6.    [                    ]

       7.    [                    ]

       8.    [                    ]

             DATED this 30th day of April, 1993.


       THE GENERICS GROUP B.V.                  PHARMACEUTICAL RESOURCES, INC.
       by its authorized signatory              by its authorized officer


       Name: /s/ T. Tabatznik              Name: /s/Kenneth I. Sawyer
             ---------------------------         ------------------------------

       Title: Director                       Title: President and CEO
              ----------------------------          ---------------------------